Exhibit 23(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Merrill Lynch & Co., Inc. (the "Company") on Form S-3 of our reports dated February 24, 1997, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 27, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated February 24, 1997, appearing as Exhibit 99(ii) in the Company's Current Report on Form 8-K dated March 14, 1997, relating to the Selected Financial Data under the captions "Operating Results", "Financial Position", and "Common Share Data" for each of the five years in the period ended December 27, 1996 included in the 1996 Annual Report to the Stockholders of the Company.

Deloitte & Touche LLP

November 20, 1997
New York, New York